FOR RELEASE ON OR AFTER: November 6, 2014

CONTACT:

John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

REGAL BELOIT CORPORATION NAMES ANESA CHAIBI TO ITS BOARD OF DIRECTORS

November 6, 2014 (Beloit, WI): Regal Beloit Corporation (NYSE:RBC) announced today that Ms. Anesa Chaibi will join the Company’s Board of Directors effective November 10, 2014 as a Class “A” Director with her initial term continuing until the 2015 annual shareholders meeting. Additionally, the Company announced an increase in the size of the board from nine to ten directors.

Ms. Chaibi currently serves as the President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc., a position she has held since September 2005. Prior to this role, she served as General Manager of Global Quality and Commercial Operations for GE Water & Process Technologies. From 1989 to 2004, Ms. Chaibi held a variety of roles of increasing responsibility in manufacturing, operations, production, marketing, corporate initiatives, global sourcing, Six Sigma Quality, and as a Business Leader within GE Silicones, Plastics, Power Systems, Industrial Systems, Water & Process Technologies and Infrastructure. Ms. Chaibi has a bachelor of science in chemical engineering from West Virginia University and an M.B.A. from the Fuqua School of Business at Duke University

“The Regal Board of Directors is very pleased to have Anesa join our team. She has an exceptional and varied background, and possesses the skills and qualities that will make a valuable contributor to our efforts to increase shareholder value,” stated Mark Gliebe, Regal Beloit Corporation’s Chairman and Chief Executive Officer.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.
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Corporate Offices
200 State Street • Beloit, WI 53511-6254
608-364-8808 • Fax: 608-364-8818Website: www.regalbeloit.com